BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090503

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20170442856-79
Barbara K. Cegavske	Filing Date and Time
Secretary of State	10/19/2017 8:31 AM
State of Nevada	Entity Number
	E0624172010-9

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

PhotoMedex, Inc.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☒ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: ____ Time: ____
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PHOTOMEDEX, INC.

(HEREBY CHANGED TO FC GLOBAL REALTY INCORPORATED)

Pursuant to NRS Chapter 78

1. The name of the corporation (the "Corporation") is FC Global Realty Incorporated.

2. The address of the registered office of the Corporation in the State of Nevada shall be at Jolley Urga Wirth Woodbury & Standish, 3800 Howard Hughes Parkway, Sixteenth Floor, Las Vegas, Nevada 89169. The name and address of the Corporation's registered agent in the State of Nevada is Jolley Urga Wirth Woodbury & Standish.

3. (a) The total number of shares of capital stock which the Corporation shall have authority to issue is five hundred fifty million (550,000,000) shares, of which (i) fifty million (50,000,000) shares are designated as preferred stock, with a par value of $0.01 per share ("Preferred Stock") and (ii) five hundred million (500,000,000) shares are designated as common stock, with a par value of $0.01 per share ("Common Stock").

(b) The Preferred Stock of the Corporation may be issued by the Board of Directors of the Corporation in one or more series and each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time, including but not limited to:

(i) the designation of such class or series;

(ii) the dividend rate, if any, of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(v) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;

(vii) the restrictions, if any, on the issue or reissue of any additional shares or any class or series of Preferred Stock; and

(viii) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c) Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

(d) Subject to such rights as may be granted to the holders of any series of Preferred Stock, no holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

4. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized in Nevada.

5. Except as otherwise provided by law, a director or officer is not individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) the director's or officer's act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Any repeal or modification of this paragraph 5 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of officer of the Corporation for acts or omissions prior to such repeal or modification.

6. The Corporation shall provide indemnification to its directors and officers to the maximum extent permitted by law. The Corporation shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

7. The provisions of NRS Sections 78.378 to 78.3793, inclusive, shall be inapplicable to the Corporation.

8. The provisions of NRS Sections 78.411 to 78.444, inclusive, shall be inapplicable to the Corporation.

9. These Restated Articles of Incorporation were approved by the Board of Directors and the holders of a majority of the outstanding shares of common stock pursuant to NRS 78.390 and NRS 78.320, and this instrument correctly sets forth in full the articles of incorporation, as amended and restated.

IN WITNESS WHEREOF, the undersigned officer has signed these amended and restated articles of incorporation this 18th day of October, 2017.

/s/ Suneet Singal

Suneet Singal, Chief Executive Officer